UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2021

NextCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38905	47-5231247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Virginia Manor Road, Suite 200 Beltsville, Maryland	20705
(Address of principal executive offices)	(Zip Code)

(240) 399-4900

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NXTC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2021, the Board of Directors (the “Board”) of NextCure, Inc. (the “Company”), following the recommendation of the nominating and corporate governance committee of the Board, elected Anne Borgman, M.D., and Ellen Feigal, M.D., to the Board. Dr. Borgman will serve as a Class I member of the Board with a term expiring at the Company’s 2023 annual meeting of stockholders, and Dr. Feigal will serve as Class II member of the Board with a term expiring at the Company’s 2024 annual meeting of stockholders and until their successors are duly elected and qualified or their earlier resignation, retirement, or removal. Dr. Borgman has been appointed as a member of the Nominating and Governance Committee of the Board. Dr. Feigal has been appointed as a member of the Compensation Committee of the Board. Both Drs. Borgman and Feigal have been determined to be independent directors.

Dr. Borgman has served as Vice President and Global Therapeutic Area Lead, Hematology-Oncology of Jazz Pharmaceuticals plc, a global biopharmaceutical company, since 2019. Prior to that, she served as Vice President, Clinical Research & Development at Exelixis Biopharmaceuticals, Inc. from 2012 to 2019. Dr. Borgman completed her clinical and research fellowship at the University of California, Los Angeles, Section of Pediatric Hematology Oncology and Bone Marrow Transplant, and prior to that completed her pediatric residency at Baylor College of Medicine/Texas Children’s Hospital. Dr. Borgman received her Bachelor of Science in Biochemistry from the University of Illinois and received her M.D. from the Loyola University of Chicago Stritch School of Medicine. Dr. Borgman is licensed to practice medicine in the states of California and Illinois. She currently holds an adjunct faculty member position at Stanford University School of Medicine, Department of Pediatrics, Division of Hematology, Oncology, Stem Cell, Transplantation, and Cancer Biology and is a clinical associate at the University of Chicago, Department of Pediatric Oncology and Stem Cell Research.

Dr. Feigal has served as a Partner and Head of the Biologics Practice at NDA Partners LLC since 2014. NDA Partners is part of ProPharma Group, a life sciences management consulting and contract development organization. She currently serves as a board member for Xencor, Inc. Dr. Feigal was formerly Senior Vice President of Research and Development at the California Institute for Regenerative Medicine; Executive Medical Director, Global Development, at Amgen; and Chief Medical Officer at Insys Therapeutics. She was a Founding Director of the American Course on Drug Development and Regulatory Sciences at the University of California, San Francisco (UCSF). Prior to UCSF, Dr. Feigal was Director of Medical Devices and Imaging at the Critical Path Institute and Vice President of Clinical Sciences at the Translational Genomics Research Institute. Dr. Feigal received her M.D. from the University of California, Davis and completed an internal medicine residency at Stanford University and a hematology/oncology fellowship at University of California, San Francisco, and currently serves as an adjunct professor at Arizona State University Sandra Day O’Connor College of Law.

Drs. Borgman and Feigal will be compensated for their service on the Board in accordance with the Company’s Non-Employee Director Compensation Program as described in the Company’s definitive proxy statement filed on April 29, 2021. Additionally, the Company entered into a customary indemnification agreement with Drs. Borgman and Feigal in connection with their appointments to the Board.

Item 7.01	Regulation FD Disclosure.

On October 4, 2021, the Company issued a press release announcing Dr. Borgman and Dr. Feigal’s appointments to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of NextCure, Inc. dated October 4, 2021.
104	Coverage Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTCURE, Inc.
Date: October 4, 2021

/s/ Steven P. Cobourn
Steven P. Cobourn
Chief Financial Officer